SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                               Amendment No. 1 to
                                    FORM 8-K

                Current Report Pursuant to Section 13 or 15(d) of
                       the Securities Exchange Act of 1934

                                  May 14, 1998
                Date of Report (Date of earliest event reported)

                             FIDELITY HOLDINGS, INC.
             (Exact name of registrant as specified in its charter)

       Nevada                       00029182                  11-3292094
   (State or other                (Commission               (IRS Employer
   jurisdiction of                File Number)             Identification No.)
                                 incorporation)

                  80-02 Kew Gardens Road, Kew Gardens, NY 11415
               (Address of principal executive offices) (Zip Code)

       (Registrant's telephone number, including area code): 718/520-65005

Item 7. Financial Statements and Exhibits.

      (a)   Financial Statements of Business Acquired.

            1. Combined balance sheets of Major Chevrolet, Inc. and affiliates as of December 31, 1997 and 1996 and combined statements of income and retained earnings (deficit) and cash flows for the years ended December 31, 1997, 1996, and 1995.

            2. The balance of the required financial information will be filed on a timely basis by amendment to this Form 8-K.

      (b)   Pro Forma Financial Information.

            1. Unuadited pro forma condensed combined balance sheet as of December 31, 1997, and unaudited pro forma condensed combined statement of operations for the year ended December 31, 1997.

            2. The balance of the required pro forma financial information will be filed on a timely basis by amendment to this Form 8-K.

Independent Auditors' Report

Major Chevrolet, Inc. and Affiliates
Long Island City, New York

We have audited the accompanying combined balance sheets of Major Chevrolet, Inc. and Affiliates as of December 31, 1997 and 1996, and the related combined statements of income and retained earnings (deficit), and cash flows for each of the three years in the period ended December 31, 1997. These combined financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these combined financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of Major Chevrolet, Inc. and Affiliates at December 31, 1997 and 1996, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.

March 27, 1998, except for Note 15,
   as to which the date is May 28, 1998

                                                            /s/ BDO Seidman, LLP

                                            Major Chevrolet, Inc. and Affiliates

                                                         Combined Balance Sheets
================================================================================
December 31,                                                1997           1996
--------------------------------------------------------------------------------
Assets
Current:
   Cash and cash equivalents                        $  1,424,915   $    350,237
   Certificates of deposit                               699,935        784,612
   Trade receivables                                   5,696,297      5,227,776
   Inventories                                        14,869,556     25,332,146
   Notes receivable                                      675,396        637,166
   Prepaid expenses and other current assets             154,964         70,020
--------------------------------------------------------------------------------
        Total current assets                          23,521,063     32,401,957
Property, plant and equipment, less accumulated
  depreciation and amortization                          693,928        704,782
Lease and rental vehicles                                 45,109      3,550,625
Other assets:
   Security deposits                                       8,938         13,945
--------------------------------------------------------------------------------
                                                    $ 24,269,038   $ 36,671,309
================================================================================
Liabilities and Stockholders' Equity
Current:
   Customer deposits                                $    377,465   $  1,263,379
   Accounts payable                                    2,577,742      1,964,487
   Accrued expenses                                    2,260,291        749,034
   Notes payable on vehicle floor plan                16,949,869     31,298,202
--------------------------------------------------------------------------------
        Total current liabilities                     22,165,367     35,275,102
Loans payable to stockholders                            828,737        664,060
Notes payable - other - noncurrent                        38,930         20,952
--------------------------------------------------------------------------------
        Total liabilities                             23,033,034     35,960,114
--------------------------------------------------------------------------------
Commitments and contingencies
Stockholders' equity:
   Common stock                                          730,100        730,100
   Additional paid-in capital                            176,700        176,700
   Retained earnings (deficit)                           329,204       (195,605)
--------------------------------------------------------------------------------
        Total stockholders' equity                     1,236,004        711,195
--------------------------------------------------------------------------------
                                                    $ 24,269,038   $ 36,671,309
================================================================================

                                 See accompanying summary of accounting policies
                                     and notes to combined financial statements.

                                            Major Chevrolet, Inc. and Affiliates

                                                           Combined Statements of Income and
                                                                 Retained Earnings (Deficit)
============================================================================================
Year ended December 31,                              1997             1996             1995
--------------------------------------------------------------------------------------------
Revenues:
   Sales                                    $ 144,499,231    $ 144,692,083    $ 118,476,189
   Cost of sales                              126,855,734      129,376,852      104,728,435
--------------------------------------------------------------------------------------------
        Gross profit                           17,643,497       15,315,231       13,747,754
Operating expenses                             15,510,591       13,337,323       11,439,981
Interest expense                                1,283,420        1,675,202        1,899,821
--------------------------------------------------------------------------------------------
        Operating income                          849,486          302,706          407,952
Other income                                      255,918          118,940          109,072
--------------------------------------------------------------------------------------------
        Income before income taxes              1,105,404          421,646          517,024
Income taxes                                      169,813          105,973           26,158
--------------------------------------------------------------------------------------------
Net income                                        935,591          315,673          490,866
Deficit, beginning of year                       (195,605)        (130,430)        (621,296)
Deficit, beginning of year - Subaru                    --         (180,848)              --
S corporation distributions                      (410,782)        (200,000)              --
--------------------------------------------------------------------------------------------
Retained earnings (deficit), end of year    $     329,204    $    (195,605)   $    (130,430)
============================================================================================

                                 See accompanying summary of accounting policies
                                     and notes to combined financial statements.

                                            Major Chevrolet, Inc. and Affiliates

                                                                              Combined Statements of Income and
                                                                                    Retained Earnings (Deficit)
===============================================================================================================
Year ended December 31,                                                   1997            1996            1995
---------------------------------------------------------------------------------------------------------------
Cash flows from operating activities:
   Net income                                                     $    935,591    $    315,673    $    490,866
---------------------------------------------------------------------------------------------------------------
   Adjustments to reconcile net income to net cash
     provided by (used in)operating activities:
        Depreciation and amortization                                   64,470         680,400         523,049
        Other - net                                                         --         (30,848)             --
        Changes in assets - (increase) decrease in:
           Trade receivables                                          (468,521)      2,969,953         390,502
           Inventories                                              10,462,590       6,224,583     (16,417,109)
           Prepaid expenses and other current assets                   (84,944)         80,066         (89,263)
           Security deposits                                             5,007          (4,139)         (1,024)
        Changes in liabilities - increase (decrease) in:
           Customer deposits                                          (885,914)      1,078,951         (90,715)
           Accounts payable                                            613,255         243,203         147,915
           Accrued expenses                                          1,511,257        (374,171)       (296,425)
---------------------------------------------------------------------------------------------------------------
              Total adjustments                                     11,217,200      10,867,998     (15,833,070)
---------------------------------------------------------------------------------------------------------------
              Net cash provided by (used in) operating
                activities                                          12,152,791      11,183,671     (15,342,204)
---------------------------------------------------------------------------------------------------------------
Cash flows from investing activities:
   Purchase of property, plant and equipment                           (53,616)       (115,630)       (150,297)
   Note receivable                                                     (38,230)        (36,166)       (601,000)
   Proceeds from sale of lease and rental vehicles                   3,505,516         332,666         463,713
   Certificate of deposit                                               84,677         (19,828)         46,008
---------------------------------------------------------------------------------------------------------------
              Net cash provided by (used in) investing
                activities                                           3,498,347         161,042        (241,576)
---------------------------------------------------------------------------------------------------------------
Cash flows from financing activities:
   Increase in (payment of) stockholder loans                          164,677          14,060             214
   Increase (decrease) in long-term debt                                17,978         (92,224)        453,140
   Increase (decrease) in floor plan notes payable                 (14,348,333)    (11,382,436)     15,989,182
   Decrease in additional paid-in capital                                   --              --      (1,041,100)
   Treasury stock repurchase                                                --              --          (8,900)
   S corporation distributions                                        (410,782)       (200,000)             --
---------------------------------------------------------------------------------------------------------------
              Net cash provided by (used in) financing
                activities                                         (14,576,460)    (11,660,600)     15,392,536
---------------------------------------------------------------------------------------------------------------
Net increase (decrease) in cash and cash equivalents                 1,074,678        (315,887)       (191,244)
Cash and cash equivalents, beginning of year                           350,237         666,124         857,368
---------------------------------------------------------------------------------------------------------------
Cash and cash equivalents, end of year                            $  1,424,915    $    350,237    $    666,124
===============================================================================================================
Supplemental disclosures of cash flow information:
  Cash paid during the year for:
      Interest                                                      $1,323,866      $1,812,010      $1,777,023
      Income taxes                                                      89,732          79,266          35,618
Supplemental disclosures of non-cash activities:

  On December 31, 1995, Major Chevrolet, Inc. repurchased Class B common stock from a stockholder for $1.05 million.
    In addition to cash payments of $32,724 the Company issued a note payable of $450,000 and cancelled certain promissory notes of $517,876 to the shareholder.
===============================================================================================================

                                 See accompanying summary of accounting policies
                                     and notes to combined financial statements.

                                            Major Chevrolet, Inc. and Affiliates

                                                  Summary of Accounting Policies
================================================================================

Business and Principles of Combination and Reporting

Major Chevrolet, Inc. and Affiliates (the "Company") is a retailer of new and used vehicles, trucks, parts and accessories.

The financial statements consist of the combined operations of Major Chevrolet, Inc., Major Dodge, Inc., Major Chrysler Plymouth Jeep Eagle, Inc. ("Major CPJE"), and Major Subaru, Inc. (effective January 1, 1996), all of which are under common control. All significant intercompany balances and transactions have been eliminated.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from Use of Estimates those estimates.

Credit Risk

Financial instruments which potentially subject the Company to concentration of credit risk consist principally of cash and cash equivalents. The Company places its cash and cash equivalents in quality financial institutions and, by policy, limits the amount of credit exposure in any one financial vehicle.

Financial Instruments

The fair values of the financial instruments, including cash, cash equivalents, trade receivables, inventories, accounts payable, accrued expenses and notes payable on vehicle floor plan, approximate their carrying value because of the current nature of these instruments. It is not practical to determine the fair value of loans payable to stockholders because the repayment terms are subject to management's discretion.

Revenue and Cost Recognition

Revenues and cost are recognized upon delivery of the vehicle to the customer. At time of delivery, all financing arrangements between and among the parties have been concluded.

                                            Major Chevrolet, Inc. and Affiliates

                                                  Summary of Accounting Policies
================================================================================

Inventories

New vehicle inventories are valued at the lower of cost or market, with cost determined on a last-in, first-out basis. Used vehicle inventories are valued at the lower of cost or market, with cost determined on a specific identification basis. Parts and accessories inventories are also valued at the lower of cost or market, with cost determined on the first-in, first-out method.

During 1997, total inventory quantities were reduced, resulting in a LIFO liquidation. The net income realized as a result of the inventory liquidation amounted to approximately $1,400,000.

Property, Plant and Equipment

Property, plant and equipment are stated at cost. Depreciation is calculated using the straight-line method over the estimated useful lives of the assets (ranging from 5 to 10 years). Leasehold improvements are depreciated using the straight-line method over their estimated useful lives, not to exceed the life of the lease.

Income Taxes

The Company elected, with the consent of its stockholders, to be taxed as an S corporation under the provisions of the Internal Revenue Code (Sec. 1361) and New York State Franchise Tax Law. The stockholders are required to report the Company's taxable income or loss in their personal income tax returns; accordingly, such income taxes are not reflected in the combined financial statements. In addition, New York State imposes a corporate level tax, based upon the differential between corporate and individual tax rates, which has been provided for. The combined financial statements include a provision for the New York State tax and New York City income taxes since New York City does not recognize S corporation status.

Deferred income taxes reflect the impact of temporary differences between amounts of assets and liabilities for financial reporting purposes and such amounts as measured by tax laws. There are no significant temporary differences; accordingly, no deferred tax calculation has been made.

                                            Major Chevrolet, Inc. and Affiliates

                                                  Summary of Accounting Policies
================================================================================

Cash Equivalents

The Company considers all short-term, highly liquid instruments purchased with an original maturity of three months or less to be cash equivalents. The Company's cash and cash equivalents are carried at cost, which approximates market value and consists primarily of time deposits.

Certificates of Deposit

The Company has two certificates of deposit with a financial institution which have initial maturities of one year and six months, respectively, that automatically renew on such maturity dates. The fair value of the certificates of deposit approximate their carrying value due to their short-term maturities.

Long-Lived Assets

The Company adopted Statement of Financial Accounting Standards No. 121 "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of" in 1996. The Company reviews certain long-lived assets and identifiable intangibles for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. In that regard, the Company assesses the recoverability of such assets based upon estimated nondiscounted cash flow forecasts.

Reclassifications

Certain amounts in the 1995 and 1996 financial statements have been reclassified to conform with the 1997 presentation.

                      Major Chevrolet, Inc. and Affiliates

                                          Notes to Combined Financial Statements
================================================================================

1. Trade Receivables

a) The Company's trade receivables include amounts due from related parties as follows:

December 31,                          1997         1996
-------------------------------------------------------
Major Fleet and Leasing, Inc.   $  359,846   $1,338,825
Major Pennsylvania, Inc.           408,534      174,761
Major Statewide                  1,042,903           --
Major Auto Rentals                  10,430           --
Oyster Bay Nissan                   38,581           --
-------------------------------------------------------
                                $1,860,294   $1,513,586
========================================================

      These related parties have substantially the same ownership and management as the Company.

b) Trade receivables, at December 31, 1997 and 1996, included approximately $17,000 and $500,000, respectively, in delayed payments which are approved by the vehicle manufacturer and its financial institution.

2. Inventories

Inventories consist of the following:

December 31,                         1997          1996
-------------------------------------------------------
New automobiles               $ 4,702,445   $11,619,105
New trucks and vans             6,521,687    10,207,147
Used automobiles and trucks     5,338,923     6,041,011
Parts and accessories             645,645       664,138
Other                               7,388        18,047
-------------------------------------------------------
                               17,216,088    28,549,448
Less: LIFO reserve              2,346,532     3,217,302
-------------------------------------------------------
                              $14,869,556   $25,332,146
=======================================================

                                            Major Chevrolet, Inc. and Affiliates

                                          Notes to Combined Financial Statements
================================================================================

3. Property, Plant and Equipment

Major classes of property, plant and equipment consist of the following:

                                                              Estimated
December 31,                       1997              1996   useful lives
----------------------------------------------------------------------------
Furniture and fixtures       $  502,411        $  493,079    7-10 years
Service equipment               225,032           180,748    5-7 years
Automobiles                      18,138            18,138     3 years
Leasehold improvements          596,571           596,571   Life of lease
----------------------------------------------------------------------------
                              1,342,152         1,288,536
Less: Accumulated               648,224           583,754
        depreciation and
        amortization
----------------------------------------------------------------------------
                             $  693,928        $  704,782
============================================================================

4. Lease and Rental Vehicles

The Company leases vehicles to an unrelated third party under operating lease arrangements. These vehicles are used as rental vehicles through agreements providing for daily, weekly or monthly terms. The Company holds title to the vehicles and is reimbursed for the carrying charges paid on these vehicles. During 1997, the Company decided to leave the leased rental vehicle business and has sold most of these vehicles. The Company expects to completely sell all leased rental vehicles in 1998.

The following is an analysis of the carrying amount of the leased vehicles:

December 31,                           1997         1996
---------------------------------------------------------
Cost                                $49,957   $4,161,130
Less: Accumulated depreciation        4,848      610,505
---------------------------------------------------------
                                    $45,109   $3,550,625
=========================================================

                                            Major Chevrolet, Inc. and Affiliates

                                          Notes to Combined Financial Statements
================================================================================

5. Mortgage Receivable

During fiscal 1994, the Company purchased a mortgage note from a financial institution for $364,882. The borrower issuing the note is a former shareholder of the Company. The note bears interest at a rate of 10% per annum payable on the first day of each month. The note matures on February 24, 1998. During 1996, an agreement was made to offset the mortgage receivable and all accrued interest against a Company-issued note payable of $450,000 to the former stockholder. The remaining portion of approximately $19,000 is included in accounts receivable.

6. Notes Payable - Vehicle Floor Plan

Notes payable on the vehicle floor plan are due to Chrysler Credit Corp. and General Motors Overseas Distribution Corp. and bear interest at approximately 9% for the year ended December 31, 1997. These notes are secured by the new vehicles inventory and will be repaid at the time the vehicles are sold or by certain delayed payments included in F trade receivables as described in Note 1.

7. Notes Payable

On November 15, 1995, Major CPJE, Inc. issued a note payable to Chrysler Credit Corporation in order to purchase equipment for the service department. Because Major CPJE, Inc. and Major Dodge, Inc. equally share the service department, an equal share was allocated to Major Dodge, Inc. amounting to $14,029.

8. Stock Repurchase

Repurchase On December 31, 1995, Major Chevrolet, Inc. repurchased 89 shares of its Class B common stock, representing 10% of the shares then outstanding from a stockholder. The purchase price was $1.05 million, which was comprised of a $32,124 cash payment, a $450,000 note payable issued to the stockholder (see
Note 5), and an immediate cancellation of certain promissory notes.

                                            Major Chevrolet, Inc. and Affiliates

                                          Notes to Combined Financial Statements
================================================================================

9. Loans Payable To Stockholders

Amounts due to stockholders represent cash advances made to the Company for cash flow purposes. The stockholders agreed not to demand payment of these loans in the next fiscal year. Accordingly, the loans have been classified as noncurrent. The loans do S not bear interest.

10. Related Party Transaction

In addition to certain trade receivables as discussed in Note 1(a), on October 16, 1995, the Company entered into an agreement with BHB Realty, LLP, a related party with similar ownership as the Company, purchasing a note receivable for $601,000. The note receivable bears interest at 6% per annum and is payable annually on the anniversary of the note. The note is due on demand, but not earlier than October 15, 1996.

The Company rents its Dodge showroom premises from its stockholders. The agreement is on a month-to-month basis. Rent expense relating to this agreement amounted to $96,000, $96,000 and $96,000 for the years ended December 31, 1997, 1996 and 1995, respectively.

During 1996, the Company rented space for a used car lot from BHB Realty, LLP. The agreement was on a month-to-month basis. Rent expense relating to this agreement amounted to $240,000 and $240,000 for the years ended December 31, 1997 and 1996, respectively.

The Company rents its Dodge and CPJE service centers from Bendell Realty, L.L.C. Bendell Realty, L.L.C. is owned by the stockholder of the Company. The rent expense amounted to approximately $120,000, $120,000 and $120,000 for the years ended December 31, 1997, 1996 and 1995, respectively.

                                            Major Chevrolet, Inc. and Affiliates

                                          Notes to Combined Financial Statements
================================================================================

11. Common Stock

Common stock consists of the following:

December 31,                                                  1997         1996
--------------------------------------------------------------------------------
Major Chevrolet, Inc. - common stock:

  Class A, $100 par - shares authorized 950; none
     issued and outstanding                              $      --    $      --

  Class B, $100 par - shares authorized 1,700;
     issued and outstanding 890                             89,000       89,000

  Treasury stock, $100 par - 89 shares                      (8,900)      (8,900)

Major Dodge, Inc. - no par value; shares authorized
   200; issued and outstanding 20                          250,000      250,000

Major Chrysler Eagle Jeep, Inc. - no par value;
   shares authorized 200; issued and outstanding 100       250,000      250,000

Major Subaru, Inc. - no par value; shares authorized
   200; issued and outstanding 10                          150,000      150,000
--------------------------------------------------------------------------------
                                                         $ 730,100    $ 730,100
================================================================================

12. Commitments

At December 31, 1997, the Company is committed to make minimum annual lease payments 12.C under real property operating leases as follows:

--------------------------------------------------
1998                                      $846,000
1999                                       726,000
2000                                       701,000
2001                                       491,000
2002                                       431,000
Thereafter                                 718,000
==================================================

                                            Major Chevrolet, Inc. and Affiliates

                                          Notes to Combined Financial Statements
================================================================================

Rent expense under real property operating leases approximated $812,000, $961,000 and $751,000 for the years ended December 31, 1997, 1996 and 1995, respectively.

The Company guarantees the obligations of Major Fleet and Leasing, Inc. under a $5 million line of credit with a financial institution. Major Fleet and Leasing, Inc. was formerly owned by the shareholders of the Company.

13. Govermental Regulations

Substantially all of the Company's facilities are subject to Federal, state and local regulations relating to the discharge of materials into the environment. Compliance with these provisions has not had, nor does the Company expect such compliance to have, any material effect on the financial condition or results of operations of the Company. Management believes that its current practices and procedures for the control and disposition of such wastes comply with applicable Federal and state requirements.

14. Litigation

Various claims and lawsuits arising in the normal course of business are pending against the Company. The results of such litigation are not expected to have a material or adverse effect on the Company's combined financial position or results of operations.

15. Subsequent Events

On May 14, 1998, the Company was merged into Major Acquisition Corp., a wholly-owned subsidiary of Fidelity Holdings, Inc. ("Fidelity"). Pursuant to the merger agreement, Major Acquisition Corp. acquired all of the Company's shares of stock for $4 million in cash, the incurrence of $500,000 in merger-related expenses and the issuance of 900,000 shares of Fidelity's Convertible Preferred Stock. Such shares are convertible, by their terms, into 1,800,000 shares of Fidelity's Common Stock.

                            PRO FORMA FINANCIAL DATA

      The following unaudited pro forma combined statements of operations and balance sheets are based on the audited historical financial statements of Fidelity Holdings, Inc. and Subsidiaries (the "Company" or "Fidelity"), and on the audited combined historical financial statements of the Major Automotive Group ("Major" and "Major Chevrolet, Inc. and Affiliates"). The unaudited combined pro forma balance sheet at December 31, 1997 has been adjusted to give effect to the merger as if it had occurred on that date. The unaudited combined pro forma statement of operations for the year ended December 31, 1997 has been adjusted to give effect to the merger as if it had occurred on January 1, 1997.

      These statements are based on available information and certain assumptions which management believes are reasonable. The pro forma combined statement of operations is not necessarily indicative of future operating results or what the Company's results of operations would have been had the combination occurred on January 1, 1997 and, therefore, should not be construed as being representative of future operating results. The pro forma combined statement of operations and balance sheet should be read in conjunction with the audited historical financial statements of the Company and of Major.

                    FIDELITY HOLDINGS, INC. AND SUBSIDIARIES
                   PRO FORMA COMBINED STATEMENT OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 1997

                                                                                  Pro Forma          Pro Forma
                                                    Fidelity        Major        Adjustments         Combined
                                                    --------       ------        -----------         ---------
Revenues:
    Computer products and
         telecommunications equipment         $   2,909,251                                           $   2,909,251
    Automobile dealers                                           144,499,231                            144,499,231
    Leasing income                                  953,033                                                 953,033
                                              -------------    -------------    -------------         -------------
      Total revenues                              3,862,284      144,499,231                            148,361,515
                                              -------------    -------------    -------------         -------------
Operating expenses:
    Cost of products sold                           823,397      126,855,734                            127,679,131
    Selling, general and
      administrative expenses
       Products                                   1,100,564                                               1,100,564
       Leasing                                      816,360                                                 816,360
       Automobile dealers                                         15,510,591           37,500 (a)        15,548,091
    Amortization of intangible assets               343,744                           370,560 (b)           714,304
                                              -------------    -------------    -------------         -------------
                                                  3,084,065      142,366,325          408,060           145,858,450
                                              -------------    -------------    -------------         -------------

  Operating income(loss)                            778,219        2,132,906         (408,060)            2,503,065

  Other income (expense)
      Interest expense                             (121,092)      (1,283,420)        (738,050)(c)        (2,142,562)
      Interest income                                 8,487               --                                  8,487
      Other                                                          255,918                                255,918
      Income on joint venture                      (137,475)                                               (137,475)
                                              -------------    -------------    -------------         -------------

  Income before provision for taxes                 528,139        1,105,404       (1,146,110)              487,433

  Provision for taxes                               159,000          169,813         (160,000)(d)           168,813
                                              -------------    -------------    -------------         -------------

  Net income                                  $     369,139    $     935,591    $    (986,110)        $     318,620
                                              =============    =============    =============         =============
  Net income per common share
      Basic                                   $        0.06                                           $        0.04
                                              =============                                           =============
      Diluted                                 $        0.05                                           $        0.03
                                              =============                                           =============

  Weighted average number of shares used
      in computing earnings per share
      Basic                                       6,454,350                         1,800,000 (e)         8,254,350
                                              =============                     =============         =============
      Diluted                                     7,550,546                         1,800,000 (e)         9,350,546
                                              =============                     =============         =============

                    FIDELITY HOLDINGS, INC. AND SUBSIDIARIES
                        PRO FORMA COMBINED BALANCE SHEET
                                December 31, 1997

                                                                                              Pro Forma            Pro Forma
                                                       Fidelity               Major          Adjustments            Combined
                                                       --------               -----          -----------           ---------
                           ASSETS
Current Assets:
  Cash and cash equivalents                             $   217,191      $   2,124,850       $  7,500,000 (c)     $  2,342,041
                                                                                               (7,5(a)000)

  Net investment in direct financing leases, current      1,644,575                                                  1,644,575
  Notes receivable - officer shareholder                    148,400            675,396                                 823,796
  Accounts receivable                                     1,650,919          5,696,297                               7,347,216
  Inventories                                               164,661         14,869,556                              15,034,217
  Other current assets                                      375,172            154,964                                 530,136
                                                 ---------------------   ----------------  -----------------    -----------------
    Total current assets                                  4,200,918         23,521,063                              27,721,981

Net investment in direct financing leases,
  net of current portion                                    687,106                                                    687,106
Property and equipment, net                               1,236,513            693,928          3,000,000 (a)        4,930,441

Leased and rental vehicles                                                      45,109                                  45,109
Excess of costs over net assets acquired                  2,738,911                             9,263,996 (b)       12,002,907

Other intangible assets                                     428,571                                                    428,571
Other assets                                                109,324              8,938                                 118,262
                                               ---------------------   ----------------  -----------------    -----------------
    Total assets                                        $ 9,401,343       $ 24,269,038       $ 12,263,996         $ 45,934,377
                                               =====================   ================  =================    =================

                     LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities:
  Accounts payable and customer deposits                  $ 438,630        $ 2,955,207   $                         $ 3,393,837
  Accrued expenses                                          400,677          2,260,291                               2,660,968
  Current maturities of long-term debt                      575,185                               500,000 (c)        1,075,185
  Accrued income taxes                                            -                                                          -
  Deferred revenue                                           72,570                                                     72,570
  Due to affiliates                                         143,926                                                    143,926
  Notes payable to bank and floor plan liability            150,000         16,928,757                              17,078,757
  Other current liabilities                                                     21,112                                  21,112
                                               ---------------------   ----------------  -----------------    -----------------
    Total current liabilities                             1,780,988         22,165,367            500,000           24,446,355

Long-term debt, less current maturities                     427,387                             7,000,000 (c)        7,427,387

Income taxes - deferred                                     583,000                                                    583,000
Other                                                        85,233            867,667                                 952,900
Lease/rental vehicles                                                                                                        -
                                                 ---------------------   ----------------  -----------------    -----------------
    Total liabilities                                     2,876,608         23,033,034          7,500,000           33,409,642

Stockholders' equity
  Preferred stock, $.01 par value:
    2,000,000 shares authorized
    250,000 shares issued and outstanding                     2,500                                                      2,500
  Preferred stock - 1997-MAJOR, $.01 par value:                                                     9,000 (a)            9,000
  Common stock, $.01 par value
    50,000,000 shares authorized
    6,895,700 shares issued and outstanding                  68,957                                                     68,957
  Common stock - Major, net                                                    730,100           (730,100)(a)
Additional paid in capital                                5,414,293            176,700           (176,700)(a)       11,405,293
                                                                                                5,991,000 (a)
Cumulative translation adjustment                               297                                                        297
Retained earnings                                         1,038,688            329,204           (329,204)(a)        1,038,688
                                               ---------------------   ----------------  -----------------    -----------------
    Total stockholders' equity                            6,524,735          1,236,004          4,763,996           12,524,735
                                               ---------------------   ----------------  -----------------    -----------------

    Total liabilities and stockholders' equity          $ 9,401,343       $ 24,269,038       $ 12,263,996         $ 45,934,377
                                               =====================   ================  =================    =================

                    FIDELITY HOLDINGS, INC. AND SUBSIDIARIES
                          PRO FORMA COMBINED STATEMENTS

Assumptions Used and Adjustments Made

(a) The merger transaction, which was accounted for as a purchase pursuant to Accounting Principles Board Opinion Number 16, was accomplished by payment of $7,000,000 in cash, the incurrence of $500,000 in merger-related expenses and the issuance of 900,000 shares of the Company's Convertible Preferred Stock ("1997-MAJOR Preferred"). Such shares are convertible, by their terms, into 1,800,000 shares of the Company's Common Stock. Such common shares were valued at $3.33 per share at the time the transaction was agreed to. The valuation was based on fair market value of the Company's freely trading shares and considered such factors as restrictions and blockage. The number of shares was determined, in accordance with the acquisition agreement, as the greater of (i) 1,800,000 shares and (ii) that number of shares of Common Stock that had a market value of $6,000,000. Together, the cash payment plus the 1997-MAJOR Preferred stock and the $500,000 of merger-related expenses, represent a purchase price of $13.5 million. The assets and liabilities of Major were recorded at their historical book value. Since the preponderance of such assets and liabilities are current, primarily cash, receivables, inventories and related liabilities, management believes such book value ($1,236,004 at December 31, 1997) approximates fair market value. The real property, acquired from the principals of Major as part of the transaction, was recorded at its actual cash cost of $3 million. The pro forma statements reflect an assumption that land comprises half of the acquired property and the buildings are being depreciated over their estimated useful lives of forty years.

(b) The excess of cost over net assets acquired of $9,263,996 is being amortized over twenty-five years on a pro forma basis. A professional appraisal will be made and, based thereon, the excess of cost over net assets acquired will be allocated to tangible and intangible assets, if any, and they will be appropriately depreciated and amortized over their estimated useful lives.

(c) The transaction has been financed by Falcon Financial LLC through a loan payable over fifteen years with an interest rate (10.18%) fixed at closing. The pro forma financial statements assume that twelve monthly payments of principal and interest have been made through December 31, 1997.

(d) Taxes have been provided for the Company at historic rates. Major has historically operated as a Subchapter S Corporation under the provisions of the Internal Revenue Code, wherein the stockholders are required to report taxable income or loss on their personal tax returns and no such taxes are reflected on Major's financial statements. Pro forma taxes have been provided for Major at an estimated effective rate of approximately 35%.

(e) Earnings per share has been calculated based on the weighted average numbers of shares used to calculate Fidelity's historical earnings per share as adjusted for the assumed conversion of the 900,000 shares of 1997-MAJOR Preferred Stock into 1,800,000 shares of Fidelity's Common Stock as of January 1, 1997.

                                    SIGNATURE

            Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                        FIDELITY HOLDINGS, INC.
                                        Registrant)


                                        /s/ Bruce Bendell
                                        -----------------------------
                                        Bruce Bendell, President

      Dated: June 8, 1998